Exhibit 4.4

INDEPENDENT CONSULTANT AGREEMENT AMENDING AGREEMENT

THIS AGREEMENT, effective as of ___________, 2021 (the “Effective Date”) is between:

DRAGANFLY INC.,

a company duly incorporated under the laws of the Province of British Columbia with a business address at 2108 St. George Avenue, Saskatoon, Saskatchewan S7M 0K7,

(Hereinafter referred to as the “Company”)

-and-

1502372 ALBERTA LTD.,

a corporation having an address at L120, 2303 – 4 Street SW, Calgary, AB T2S 2S7

(Hereinafter referred to as the “Consultant”)

-and-

CAMERON CHELL,

the principal of the Consultant

(Hereinafter referred to as the “Principal”)

(collectively, the “Parties”)

WHEREAS:

A.	The Parties entered into an Independent Consultant Agreement dated October 1, 2019 (the “Independent Consultant Agreement”) setting out the terms and conditions of the Consultant’s engagement;

B.	The Company wishes to continue to engage the services of the Consultant and the Principal, and the Consultant and Principal desire to continue to be engaged by the Company upon the terms and subject to the conditions of the Independent Consultant Agreement as amended by the terms of this Independent Consultant Agreement Amending Agreement hereinafter set forth;

NOW THEREFORE in consideration of the promises and the mutual covenants and agreements contained in this Independent Consultant Agreement Amending Agreement (this “Amending Agreement”), including the increase to the Consultant’s consulting fees and the grant of restricted share units, and in exchange for the Consultant and Principal’s continued engagement, the Parties agree to amend the Independent Consultant Agreement as follows:

1.	Provision 3.1 entitled “Consideration for Services” in the Independent Consultant Agreement will be replaced with the following:

As compensation for carrying out the Services during the term of this Agreement, the Company agrees to pay to the Consultant a consulting fee in the amount of CAD $400,000 per year for the remainder of this Agreement or until any change is mutually agreed upon. All fees will be paid on a monthly basis upon submission of an invoice.

2.	Provision 3.2 entitled “Consideration for Services” will be added into the Independent Consultant Agreement as follows:

As further compensation for carrying out the Services during the term of this Agreement, the Consultant will be eligible to receive an annual success fee (the “Success Fee”) as determined by the Company in its sole discretion. The Success Fee, if any, for a given year: (i) will be determined following the completion of the Company’s financial year each year, based on performance metrics to be determined by the Company’s compensation committee in its sole discretion; (ii) will be paid following the completion of such year; and (iii) is not earned or accrued until and unless the Consultant is engaged on the last day of the period for which the Success Fee is payable.  The Consultant understands and agrees that payment of a Success Fee should not be considered to be expected compensation and the payment of a Success Fee in any one or successive years shall not create an entitlement to a Success Fee in any subsequent year.

Beginning in the calendar year of 2021, the Consultant’s target annual Success Fee is CDN$300,000.00, pro-rated to the date of this Amending Agreement for 2021.

3.	Provision 3.3 entitled “Consideration for Services” will be added into the Independent Consultant Agreement as follows:

Subject to the receipt of all necessary regulatory approvals, the Company shall grant to the Consultant 40,000 restricted share units (“RSU”) in Draganfly Inc., which shall vest and be governed in accordance with the Company’s RSU plan.

4.	All other terms and conditions of engagement set out in the Independent Consultant Agreement will remain unchanged and in effect.

5.	The Consultant hereby releases the Company from any and all claims it has or may have arising in any way out of the terms of this Amending Agreement or the changes to its engagement as set out herein, specifically includes any claims under any applicable human rights, workers’ compensation, employment standards, employment or labour legislation.

6.	This Amending Agreement amends the Independent Consultant Agreement. This Amending Agreement and the Independent Consultant Agreement shall be read together and constitute one agreement. The Parties agree that the terms of the Amending Agreement will be effective on the Effective Date.

7.	This Amending Agreement enures to the benefit of and binds the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

8.	If there is a conflict between any provision of this Amending Agreement and any provision of the Independent Consultant Agreement, the relevant provision(s) of this Amending Agreement are to prevail.

9.	This Amending Agreement is governed by, and is to be construed and interpreted in accordance with the laws of British Columbia. The Parties irrevocably attorn to the jurisdiction to the Courts of the Province of British Columbia.

[signature page follows]

TO EVIDENCE THEIR AGREEMENT the parties have executed the Amending Agreement this _______ day of _____________ 2021:

DRAGANFLY INC. Authorized Signatory I have authority to bind the Corporation	1502372 ALBERTA LTD. by its authorized signatory, Cameron Chell

CAMERON CHELL

Principal of 1502372 Alberta Ltd.